Exhibit 5.1

Baxter, Baker, Sidle, Conn & Jones, P.A.

Attorneys at Law

120 E. Baltimore Street, Suite 2100

Baltimore, Maryland 21202-1643

James E. Baker, Jr. Direct Line (410) 385-8122 e-mail: jbaker@bbsclaw.com	Telephone (410) 230-3800 Facsimile (410) 230-3801

September 28, 2012

Spherix Incorporated

6430 Rockledge Drive

Westmoreland Building #503

BETHESDA, MARYLAND 20817

RE:         Spherix Incorporated (the “Company”) Registration Statement on Form S-8 for 20,000 shares of Common Stock

Ladies and Gentlemen:

We refer to your registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) in connection with the registration of 20,000 shares of Common Stock (the “Shares”) issuable under the Amended And Restated 1997 Stock Plan (the “Plan”).

As your counsel, we have examined such matters of fact and questions of law as we have deemed necessary in order to render the opinion set forth herein.  In connection with our opinion expressed below, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.  We express no opinion as to matters governed by any laws other than the laws of the Delaware General Corporation Law and the federal laws of the United States.

Based upon and subject to the foregoing, we advise you that, in our opinion, when the Shares have been issued and sold pursuant to the applicable provisions of the Plan, and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company’s Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

BAXTER, BAKER, SIDLE, CONN & JONES, P.A.

By:	/s/ James E. Baker, Jr.